SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  March 23, 2005

Petroleum Development Corporation

(Exact Name of Registrant as Specified in Charter)

Nevada                                0-7246                                95-2636730

(State or Other Jurisdiction                                      (Commission                                      (IRS Employer

of Incorporation)                                                       File Number)                                       Identification No.)

103 East Main Street; Bridgeport, WV    26330

(Address of Principal Executive Offices)

Registrant's telephone number, including area code    304-842-3597

no change

(Former Name or Former Address, if Changed Since Last Report

Item 1.01.  Entry into a Material Definitive Agreement.

At a meeting held on Friday, March 18, 2005 the Board of Directors of Petroleum Development Corporation approved 2005 short term incentive compensation terms for the CEO and other executive officers of the Company.  The short term incentive plan provides the potential for an annual bonus to each of the executive officers based on both Company and personal performance criteria.  Forty percent of the bonus will be determined by increases in the Company's production; thirty percent of the bonus will be determined by increases in diluted earnings per share; and the remaining thirty percent of the bonus will be determined by the Compensation Committee in its discretion based upon an evaluation by the Committee of the performance of each respective executive during the year.  The following table summarizes the criteria to be used in determining the bonus amounts:

Criteria	Lower Threshold Amount	Target Bonus	Maximum Bonus	Percent of Total Maximum Bonus
Production increase based on Mcf equivalents	8%	10%	12%	40%
Diluted earnings per share	$2.10	$2.31	$2.42	30%
Discretionary evaluation	Compensation Committee Determination			30%

Payments of bonus amounts based on the criteria above will begin at the lower threshold and increase proportionally as the metric increases.  The following table summarizes the lower threshold, target and maximum bonus amounts for each covered executive based on each of the bonus criteria set forth in the table above:

Executive	Position	Lower Threshold Amount	Target Bonus	Maximum Bonus
Steven R. Williams	CEO	$111,300	$238,500	$413,400
Thomas E. Riley	President	$50,400	$126,000	$201,600
Eric R. Stearns	Executive VP	$46,200	$115,500	$184,800
Darwin L. Stump	CFO	$42,000	$105,000	$168,000

Item 8.01.  Other Events.

At a meeting held on Friday, March 18, 2005 the Company's Board approved a stock repurchase program to allow the Company to repurchase up to 2% of the Company's common stock in 2005. The Company intends at a minimum to purchase adequate shares to insure no dilution as a result of awards under employee stock compensation plans.  The Company may complete its purchases in privately negotiated transactions and may also make open market purchases from time to time through an independent brokerage agent.

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EXHIBIT INDEX

Item 9.01.  Financial Statements and Exhibits.

(c)  Exhibits.

10.1  Summary of Short Term Incentive Compensation Arrangements

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Petroleum Development Corporation

Date  March 23,  2005

By  /s/ Darwin L. Stump

        Darwin L. Stump

        Chief Financial Officer